UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

CPI CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CPI Corp. Nominates Paul D. Finkelstein to Stand for Election at 2009 Annual Meeting of Stockholders

8 June 2009

ST. LOUIS, June 8 /PRNewswire-FirstCall/ -- CPI Corp. (NYSE: CPY - News) today announced that its Board of Directors has nominated Paul D. Finkelstein, Chairman, President and Chief Executive Officer of Regis Corporation, to stand for election to the CPI Board at the Company's Annual Meeting of Stockholders on July 8, 2009. The Nominating and Governance Committee of CPI's Board, with the assistance of a leading executive search firm, conducted a comprehensive search process to identify a new, independent and highly-qualified candidate to serve on the Board.

"Paul will add highly relevant and valuable operating and public company board experience to CPI," said David Meyer, Chairman of CPI. "Under Paul's leadership, Regis has become the beauty industry's global leader in salons, hair restoration centers and cosmetology education with over 12,800 locations worldwide today. Paul also has a deep understanding of the opportunities and challenges of operating a consumer-centric, professional services organization within a hosted environment. Specifically, he led the successful development, implementation and operation of SmartStyle and Cost Cutters salons in more than 2,400 Wal-Mart locations. We are excited and fortunate to have someone of Paul's caliber standing for election to the CPI Board."

Mr. Finkelstein is Chairman, President and Chief Executive Officer of Regis Corporation, the worldwide leader in the $170 billion hair salon industry. Mr. Finkelstein joined Regis in May 1987. Since that time, Regis has grown from 659 salons operating in two divisions with annual sales of $172 million to seven divisions with over 12,800 locations worldwide. Key concepts include Jean Louis David, Supercuts, Regis Salons, SmartStyle, MasterCuts and Cost Cutters, with system-wide revenues of over $3.9 billion. Last year, Regis and affiliate locations recorded 165 million customer visits worldwide. Mr. Finkelstein earned a B.S. in economics from the Wharton School at the University of Pennsylvania, and obtained his M.B.A. from the Harvard Business School. Mr. Finkelstein was a member of the Young Presidents' Organization for 20 years, and for two years chaired the New York Metro Chapter. He is an active member of the Chief Executives Organization, and also serves on the New York Stock Exchange Advisory Board.

CPI's slate of director nominees for the 2009 Annual Meeting now consists of six individuals, all of whom are independent -- James J. Abel, Paul D. Finkelstein, Michael Glazer, Michael Koeneke, David Meyer and Turner White.

About CPI Corp.

CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years. CPI Corp. provides portrait photography services in approximately 3,100 locations, principally in Sears and Wal-Mart stores. As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait -- all for an affordable price. CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

Important Information

CPI Corp. has filed a Preliminary Proxy Statement with the Securities and Exchange Commission ("SEC") and will furnish to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 annual meeting of stockholders. The Company advises its stockholders to read the

Proxy Statement relating to the 2009 annual meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that CPI files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents (when available) may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, or calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants

CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2009 annual meeting. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including the preliminary proxy statement relating to the 2009 annual meeting of stockholders.

Contact:
Dan Katcher / Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449